   As filed with the Securities and Exchange Commission on December 29, 1998
                                                   Registration No. 333-________



                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          BUTLER INTERNATIONAL, INC.
      -----------------------------------------------------------------
             (Exact name of registrant as specified in it charter)


            Maryland                                     06-1154321
  ------------------------------------------------------------------------
  (State or other jurisdiction of                       (I.R.S. Employer
  incorporation or organization)                       Identification No.)


                 110 Summit Avenue, Montvale, New Jersey 07645
     ---------------------------------------------------------------
      (Address of Principal Executive Offices)           (Zip Code)


          Butler International, Inc. Non-qualified Stock Option Plan
          ----------------------------------------------------------
                           (Full title of the plan)


   Warren F. Brecht, Secretary, Butler International, Inc., 110 Summit Ave.,
   -------------------------------------------------------------------------
                              Montvale, NJ 07645
                              ------------------
                    (Name and address of agent for service)


                                (201) 573-8000
                 --------------------------------------------
         (Telephone number, including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE

==================================================================================================
   Title of
securities to be    Amount to be       Proposed          Proposed           Amount of
  registered        registered      maximum offering     maximum         registration fee
                                    price per unit*      aggregate
                                                         offering
                                                          price*
==================================================================================================
Common Stock,
$.001 par value      125,000           $22.0625          $2,757,812.50        $766.67
==================================================================================================



--------------------------------

* Estimated solely for purposes of calculating the registration fee. The average of the high price per share of $23 and low price per share of $21.125 quoted by NASDAQ on the National Market System for December 16, 1998 was $22.0625.

                                    PART I



                            PROSPECTUS FOR RESALES



    The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared in accordance with the requirements of Part I of Form S-3, as required by General Instruction C to Form S-8, to be used in connection with resales of non-restricted securities acquired, prior to the date hereof, under the registrant's Non-qualified Stock Option Plan by the persons listed in the section entitled "Selling Security Holder".

PROSPECTUS



                                125,000 SHARES

                          BUTLER INTERNATIONAL, INC.

                                 COMMON STOCK

                           (PAR VALUE $.001 PER SHARE)


    The shares of Common Stock of Butler International, Inc. (the "Company") to which this Prospectus relates may be offered from time to time by the person described under "Selling Security Holder," and by the transferees of such person, at prevailing market prices in the over-the-counter market or otherwise through registered brokers or dealers. The Selling Security Holder or such transferees will pay any brokerage fees or commissions relating to the sales by them. See "Plan of Distribution." The Common Stock is quoted on the NASDAQ National Market System.


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
               BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                  THE COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


       THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS".


    The expenses of preparing and filing the Registration Statement of which this Prospectus is a part are being borne by the Company.

    No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained herein in connection with the offering contained in this Prospectus and, if given or made, such information or representation must not be relied upon. This Prospectus does not constitute an offering by the Selling Security Holder or any other person of any securities other than those to which it relates or in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the information herein since the date hereof.

                             _____________________

                The date of this Prospectus is December 23, 1998.

                               TABLE OF CONTENTS


                                                                Page

Incorporation by Reference.....................................  2

Available Information..........................................  2

The Company....................................................  3

Risk Factors...................................................  3

Selling Security Holder........................................  5

Plan of Distribution...........................................  6

Indemnification of Directors and Officers......................  7



                          INCORPORATION BY REFERENCE

    The Company incorporates by reference into this Prospectus (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission, (b) all other reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since December 31, 1997 and (c) the description of the Company's Common Stock included in its registration statement under Section 12 of the Securities Exchange Act of 1934 relating to the Common Stock, including any amendment or report filed for the purpose of updating that description. All documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Prospectus and to be a part of it from the date of filing of those documents. Copies of all documents which are incorporated by reference will be provided without charge to anyone to whom this Prospectus is delivered upon a written or oral request to Warren F. Brecht at Butler International, Inc., 110 Summit Avenue, Montvale, New Jersey, 07645, telephone number (201) 573-8000.



                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with that Act files reports and other information with the Securities and Exchange Commission. All reports, proxy statements and other information filed with the Securities and Exchange Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at Regional Offices of the Commission located at Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois, 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048, upon payment of the fees prescribed by the Commission. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Website (http://www.sec.gov.) through which the Registration Statement and other information can be retrieved.



                                  THE COMPANY

  The Company, through its subsidiaries, is a leading provider of technical and professional services to companies worldwide. The Company provides services on a contractual basis to clients in a wide variety of industries and service lines, including aerospace, aircraft, automotive, banking, brokerage, cable TV, CAD design, computer software, consumer products, courier, electronics, energy, entertainment, environmental, financial services, fleet services, food processing, marine, petrochemical, pharmaceutical, quality assurance, telecommunications, trucking and utilities. Contract services are utilized by the Company's clients for staff augmentation, project management, and strategic outsourcing of particular programs and functions. As of March 16, 1998, the Company had more than 6,200 employees, of which 5,700 billable employees provide services, generally at client facilities, from a network of over 50 offices in the United States and abroad. Through its international operations, the Company currently provides similar services from offices in the United Kingdom. In 1997, the Company had net sales of $425 million from its domestic and foreign operations.

  The Company was incorporated in Maryland on November 27, 1985. The principal executive offices of the Company are located at 110 Summit Avenue, Montvale, New Jersey 07645, and its telephone number is (201) 573-8000. The Company maintains a Website at http://www.butlerintl.com.



                                 RISK FACTORS

    The Common Stock offered by this Prospectus involves a high degree of risk. Prior to making this investment, prospective investors should carefully consider the following risks and speculative factors inherent in and affecting the business of the Company and this offering.

  Volatility of Stock Price; Depressive Effect of Future Sales of Common Stock.
  ----------------------------------------------------------------------------
Trading of the Common Stock has been subject to wide fluctuations in price. In addition, the stock market from time to time has experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of the companies whose stock is traded. These broad market fluctuations may adversely affect the market price of the Common Stock. In addition, sales of newly issued Common Stock in the public market (through issuances by the Company to the public, the resale of Common Stock acquired through Company employee benefit plans or otherwise) could place downward pressure on the market price of the Common Stock.

  Role of Management.  To date, the growth and operation of the Company's
  ------------------
business has been heavily dependent upon the efforts of the Company's Chief Executive Officer and Chairman of the Board of Directors, Edward M. Kopko. The Company's operations could be adversely affected if, for any reason, Mr. Kopko does not continue to be active in the Company's management.

  Principal Shareholders.  Excluding the effect of the sale of the securities
  ----------------------
offered hereby, management of the Company controls approximately 34.2% of the shareholder vote of the Company. As principal shareholder, management may have the ability to influence the policies and affairs of the Company to a greater extent than other shareholders. Such control could adversely affect the market price of the Common Stock or delay or prevent a change in control of the Company.

  Anti-Takeover Considerations.  Certain provisions of the Company's Articles of
  ----------------------------
Incorporation and Bylaws may have the effect of discouraging, delaying or making more difficult a change in control of the Company or preventing the removal of incumbent directors even if some, or a majority, of the Company's stockholders were to deem such an attempt to be in the best interest of the Company. Among other things, the Articles of Incorporation provide for a classified Board of Directors and require the affirmative vote of holders of at least two-thirds of the Series B Preferred Stock to approve the creation of debt or certain classes of preferred stock, or to approve certain amendments to the Company's Articles of Incorporation. The Articles of Incorporation also allow the Board of Directors to issue up to five million shares of Preferred Stock and fix the rights privileges and preferences of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future.

                            SELLING SECURITY HOLDER


    The following table sets forth certain information as of December 19, 1998, with respect to the Selling Security Holder:

                                                                                  Number of
                                                                                  Shares of
                                                                                 Common Stock
                                                                                 Beneficially       Percent of
                                              Number of         Number of         owned After       Common Stock
                                              Shares of         Shares of            All            After All
Selling                                      Common Stock      Common Stock       Registered        Registered
Security                                     Beneficially       Registered        Shares are        Shares are
Holder          Position with Company          Owned\1\          Herein              Sold              Sold
----------   ---------------------------    --------------   ---------------    --------------     -----------
Edward M.      Chief Executive Officer        351,255\2\        125,000\3\        226,255\4\          3.4%
 Kopko        and Chairman of the Board
                   of Directors




---------------------------

\1\ Mr. Kopko also owns 643,806 shares of Series B Preferred Stock, or 22.1% of the class. No shares of Series B Preferred Stock are being registered herein. Series B Preferred Stock consists of 2,911,818 outstanding shares and has one vote per share, convertible into shares of common stock at a rate of .285 per share of Series B Preferred Stock.
\2\ Includes 285,733 shares that may be purchased upon exercise of options granted under the Company's Stock Option Plans.
\3\ Consists of 125,000 shares that may be purchased upon exercise of non-qualified stock options.
\4\ Includes 160,733 shares that may be purchased upon exercise of options granted under the Company's Stock Option Plans.

  Shares of common stock registered herein may also be sold by transferees of the Selling Security Holder.


  PLAN OF DISTRIBUTION

  The distribution of the Common Stock by the Selling Security Holder or by transferees of the Selling Security Holder may be effected from time to time in ordinary brokerage transactions at market prices prevailing at the time of sale in the over-the-counter market. The brokers through whom the sales are effected will be paid usual and customary selling commissions. The Company will bear all expenses of the offering, except that the Selling Security Holder and his transferees will pay any applicable brokerage fees or commissions and transfer taxes.


  INTERESTS OF NAMED EXPERTS AND COUNSEL

  The firm of McBreen, McBreen & Kopko is issuing an opinion in connection with the legality of the issuances of shares of common stock under the non-qualified stock option plan. Frederick H. Kopko, Jr. and Hugh G. McBreen, two partners of McBreen, McBreen & Kopko, are directors and substantial shareholders of the Company. Messrs. Kopko and McBreen have executed promissory notes to purchase stock from the Company. The firm provides legal services to the Company.


  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section EIGHTH of the Articles of Incorporation authorizes the Company to provide for indemnification of officers and directors through, among other way, a provision in its by-laws. Section 13 of Article III of the Company's By-laws provides that the registrant shall indemnify its directors and officers from liabilities and expenses to the fullest extent permitted by the Maryland General Corporation Law (the "MGCL"). Accordingly, pursuant to the terms of the MGCL as presently in effect, the Company may indemnify any director unless it is established that: (i) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. In addition, the Company's By-Laws require the Company to indemnify each person who is or was a director, officer, employee or agent of the Company to the fullest extent permitted by the laws of the State of Maryland in the event he is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation, partnership or other enterprise. The Company may also advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, upon terms and conditions, if any, deemed appropriate by the Board or Directors upon receipt of an undertaking by or on behalf of such director or officer to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified as authorized by the laws of the State of Maryland.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

    PART II

    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Exhibits
--------

  5     Opinion of Legal Counsel

  23    Consent of Deloitte & Touche LLP

  24    Power of Attorney (contained in signature page)


Undertakings
------------


  (a) The undersigned registrant hereby undertakes:

  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)  To include any prospectus required by Section 10(a)(3) of the Act;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

  2. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES



  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montvale, State of New Jersey, on December 23, 1998.


                                        BUTLER INTERNATIONAL, INC.


                                        By: /s/ Warren F. Brecht
                                            --------------------
                                            Warren F. Brecht, Secretary



                               POWER OF ATTORNEY


  We, the undersigned officers and directors of Butler International, Inc., hereby severally and individually constitute and appoint Warren F. Brecht and Michael C. Hellriegel, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and other instruments.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name                          Title                           Date
----                          -----                           ----

/s/ Edward M. Kopko           Chairman and Chief              December 23, 1998
----------------------        Executive Officer
Edward M. Kopko               (Principal Executive Officer)

Name                          Title                           Date
----                          -----                           ----

/s/ Michael C. Hellriegel     Senior Vice President and       December 23, 1998
-------------------------     Chief Financial Officer
Michael C. Hellriegel         (Principal Financial Officer)
                              (Principal Accounting Officer)

/s/ Warren F. Brecht          Secretary                       December 23, 1998
---------------------
Warren F. Brecht

/s/ Frederick H. Kopko, Jr.   Director                        December 23, 1998
---------------------------
Frederick H. Kopko, Jr.

/s/ Hugh G. McBreen           Director                        December 23, 1998
--------------------
Hugh G. McBreen

/s/ John F. Hegarty           Director                        December 23, 1998
--------------------
John F. Hegarty

/s/ Nikhil S. Nagaswami       Director                        December 23, 1998
-------------------------
Nikhil S. Nagaswami

                                 EXHIBIT INDEX


Exhibit No.    Description
-----------    -----------

5              Opinion of Legal Counsel

23             Consent of Deloitte & Touche LLP

24             Power of Attorney (contained in signature page)